EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2010 Incentive Compensation Plan of Westway Group, Inc. of our report dated January 19, 2009, except as to notes 3 and 17, which are as of March 9, 2009, with respect to the combined carve-out financial statements of the bulk liquid storage and liquid feed supplements businesses (Westway Group) of ED&F Man group, included in the Annual Report on Form 10-K of Westway Group, Inc. for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 16, 2010.

/s/ Ernst & Young LLP

London, England

October 7, 2010